Exhibit 99
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Paul F. Clemens
EVP, Chief Financial Officer
TRADED:	Nasdaq		(630) 875-7347
SYMBOL:	FMBI		www.firstmidwest.com

FIRST MIDWEST REPORTS SOLID SECOND QUARTER RESULTS AMID CONTINUED MIXED LOAN GROWTH
2nd QUARTER HIGHLIGHTS:
	*	EPS: $0.59, up 3.5% vs. 2Q06
	*	Strong Profitability: ROA of 1.44%
	*	Improved Net Interest Margin: 3.61% vs. 3.53% in 1Q07
	*	Lower Net Charge-offs: 0.14% vs. 0.24% in 1Q07
	*	Broad Based Fee Growth: Up 15.4% vs. 1Q07

ITASCA, IL, JULY 25, 2007 - First Midwest Bancorp, Inc. ("First Midwest") (NASDAQ NGS: FMBI) today reported net income for the second quarter ended June 30, 2007 of $29.3 million, or $0.59 per diluted share, as compared to 2006's second quarter earnings of $28.7 million, or $0.57 per diluted share. Second quarter 2007 performance resulted in an annualized return on average assets of 1.44% as compared to 1.33% for second quarter 2006 and an annualized return on average equity of 15.5% as compared to 16.5% for second quarter 2006.

"I am proud that First Midwest continues to deliver positive results measured by a wide range of critical operating factors," said First Midwest Chairman and Chief Executive Officer, John M. O'Meara. "We believe that the drivers of second quarter performance also place us in a strong competitive position for the balance of the year and into 2008. Specifically, our performance benefited from expanded fee based revenue, controlled noninterest expense, tightly managed credit costs, and improved net interest margins. These trends offset counter balancing dynamics in our loan portfolios."

Earnings Guidance

"The second half of the year holds a mix of economic uncertainties and competitive opportunities. It is First Midwest's judgment that the strength of our Chicagoland marketplace and the vitality of the national economy should continue to present sound opportunities to reestablish more robust growth in profitable asset formation. We believe the competitive environment within the local marketplace will be advantageous to First Midwest as major competitors either exit the marketplace or become preoccupied with acquisition and integration issues. We are prepared to capitalize on these opportunities," he added.

O'Meara concluded, "Importantly, our calling and business referral programs continue to produce a strong pipeline of potential client relationships. These ongoing sales efforts are presently being augmented through the recruitment of experienced in-market commercial bankers. Not withstanding those activities, competition for loans that meet the Company's credit and margin contribution criteria has been somewhat stronger than anticipated. As such, we are revising our current earnings guidance for full year 2007 to be $2.38 to $2.43, with our performance in this range largely influenced by the pace of loan bookings, asset quality, and funding availability."

Loans and Funding

Outstanding loans totaled $4.9 billion at June 30, 2007 and $5.0 billion at December 31, 2006. Over the same period, corporate loans remained unchanged at $4.1 billion, as increases in commercial and industrial and real estate construction loan categories were offset by lower commercial real estate balances. The decline in commercial real estate loans reflects the combined impact of participation loan payoffs and rapid prepayment of multifamily loan portfolios originally purchased as part of the 2004 CoVest acquisition. On a linked-quarter basis, total loans declined $83.8 million from March 31, 2007. This approximate annualized 8% decline was attributable to the commercial customer base in the amount of $50 million with the remainder in the consumer lending business.

Average deposits totaled $5.9 billion for the quarter ended June 30, 2007 and $6.2 billion for the quarter ended June 30, 2006, a decline of $295.0 million. The majority of the decline was due to a planned reduction in higher-costing wholesale deposits. In comparison to the second quarter of 2006, quarter to date average demand deposits remained constant at $1.1 billion, while money market and

NOW account balances reflected a shift to higher-costing savings and time deposit categories. On a linked-quarter basis, average core transactional deposits increased $78.1 million from first quarter 2007, largely due to the seasonal inflow of public deposit monies.

Credit Quality

First Midwest's overall credit quality continues to reflect the Company's conservative lending discipline. The Company has no direct exposure to subprime mortgage lending products. At June 30, 2007, nonperforming assets represented 0.38% of loans plus foreclosed real estate, compared to 0.42% at March 31, 2007. As of June 30, 2007, nonperforming assets totaled $18.6 million compared to $20.8 million as of March 31, 2007. Ninety day past due loans increased by $4.0 million from March 31, 2007. The $4.0 million increase is comprised of four secured credits that are in the process of collection. Net charge-offs for second quarter 2007 improved to 0.14% of average loans, down from 0.24% for the first quarter 2007. As of June 30, 2007, the reserve for loan losses stood at 1.27% of total loans compared to 1.25% at March 31, 2007. Nonperforming loans were covered by the reserve 4.18 times.

Net Interest Margin

On a linked-quarter basis, net interest margin of 3.61% improved 8 basis points from the first quarter and reflects the benefit of a decline in the Company's funding costs, coupled with continued improvement in asset yields. Asset yields reflect the benefits of the Company's strategy to reduce the size of its securities portfolio and the benefit of higher short term rates on our floating rate loan portfolios. For the balance of the year, we expect margins to be maintained at approximate current levels.

Noninterest Income and Expense

For the second quarter of 2007, noninterest income was up 6.7% as compared to first quarter 2007, primarily due to a 15.4% increase in fee-based revenues. The increase in fee-based revenues from the first quarter of 2007 was broad based, reflecting solid growth in deposit service charges, asset management, mortgage, and payment processing fee categories. In addition, second quarter 2007 results reflected an increase of $509,000, related to changes in the value of nonqualified retirement plan assets, for which an offsetting increase is reflected in salaries and benefit expense.

For the second quarter 2007, noninterest expense was up 5.4% from first quarter 2007. The increase reflected higher merchant and card processing, advertising and product promotion, and the above-mentioned employee related expenses. The Company's efficiency ratio for the second quarter of 2007 was 52.13%, improved slightly from first quarter 2007.

Security Transactions

At June 30, 2007, the securities portfolio totaled $2.29 billion, down $422.9 million from June 30, 2006. The Company continued to execute on its strategy, initiated in 2006, of using securities sales proceeds and cash flows to reduce higher-cost borrowings rather than reinvesting in like securities. In second quarter 2007, the Company took advantage of market conditions to sell $46.5 million of municipal securities, resulting in a realized gain of $961,000.

Capital Management

First Midwest's capital position continues to exceed all of the regulatory minimum levels to be considered a "well capitalized institution" by the Federal Reserve System. As of June 30, 2007, First Midwest's Total Risk Based Capital ratio was 12.5%, compared to 12.4% as of March 31, 2007. Its Tier 1 Risk Based Capital ratio was 9.9%, compared to 9.8% as of March 31, 2007. First Midwest's tangible capital ratio, which represents the ratio of stockholders' equity to total assets excluding intangible assets, stood at 5.8%, unchanged from March 31, 2007. Excluding other comprehensive losses, the tangible capital ratio stood at 6.3%, up from 6.0% as of March 31, 2007.

During the second quarter of 2007, First Midwest paid dividends of $0.295 per share. In addition, during the second quarter of 2007, First Midwest repurchased 338,190 shares of its common stock at an average price of $36.78 per share. As of June 30, 2007, approximately 1.377 million shares remained under First Midwest's existing repurchase authorization. This program will continue to operate throughout the second half of the year.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 103 offices located in 63 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan Awards for Business Excellence in Workforce Flexibility in the greater Chicago area.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company's beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that actual results and the Company's financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company's future results, see "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management's best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company's results, outlook and related matters will be held on Wednesday July 25th at 10:00 am (ET). Members of the public who would like to listen to the conference call should dial 1-866-362-5158 (U.S. domestic) or 1-617-597-5397 (international) passcode number 91678672. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's web site, www.firstmidwest.com/aboutinvestor_overview.asp. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the Company's web site or by dialing 1-888-286-8010 (U.S. domestic) or 1-617-801-6888 (international) passcode number 26576503, beginning approximately one hour after the event through 11:59 pm (ET) on August 1, 2007. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated July 25, 2007

Operating Highlights
Unaudited	Quarters Ended	Six Months Ended

(Amounts in thousands except per share data)	Jun. 30, 2007	Mar. 31, 2007	Jun. 30, 2006	Jun. 30, 2007	Jun. 30, 2006

Net income	$29,311	$29,029	$28,735	$58,340	$54,503
Diluted earnings per share	$0.59	$0.58	$0.57	$1.16	$1.12
Return on average equity	15.47%	15.48%	16.50%	15.48%	17.02%
Return on average assets	1.44%	1.42%	1.33%	1.43%	1.35%
Net interest margin	3.61%	3.53%	3.70%	3.57%	3.73%
Efficiency ratio	52.13%	52.19%	52.12%	52.16%	51.84%

Balance Sheet Highlights
Unaudited	Period Ending Balances As Of

(Amounts in thousands except per share data)	Jun. 30, 2007	Mar. 31, 2007	Jun. 30, 2006

Total assets	$8,055,358	$8,235,110	$8,692,828
Total loans	4,909,858	4,993,620	5,041,345
Total deposits	5,814,744	5,907,442	6,258,185
Stockholders' equity	741,060	753,988	694,938
Book value per share	$14.97	$15.16	$13.92
Period end shares outstanding	49,494	49,747	49,925

Stock Performance Data
Unaudited	Quarters Ended

Jun. 30, 2007	Mar. 31, 2007	Jun. 30, 2006

Market Price:
Quarter End	$35.51	$36.75	$37.08
High	$38.17	$39.31	$37.52
Low	$34.82	$36.00	$34.64
Quarter end price to book value	2.4	x	2.4	x	2.7	x
Quarter end price to consensus estimated 2007 earnings	14.9	x	N/A	N/A
Dividends declared per share	$0.295	$0.295	$0.275

First Midwest Bancorp, Inc.	Press Release Dated July 25, 2007

Condensed Consolidated Statements of Condition
Unaudited (1)	June 30,

(Amounts in thousands)	2007	2006

Assets
Cash and due from banks	$156,305	$236,848
Funds sold and other short-term investments	8,996	7,399
Trading account securities	17,403	14,051
Securities available for sale	2,183,450	2,593,715
Securities held to maturity, at amortized cost	104,152	116,707
Loans	4,909,858	5,041,345
Reserve for loan losses	(62,391)	(62,359)

Net loans	4,847,467	4,978,986

Premises, furniture, and equipment	128,448	121,796
Investment in corporate owned life insurance	199,396	193,048
Goodwill and other intangible assets	290,447	298,803
Accrued interest receivable and other assets	119,294	131,475

Total assets	$8,055,358	$8,692,828

Liabilities and Stockholders' Equity
Deposits	$5,814,744	$6,258,185
Borrowed funds	1,172,190	1,412,553
Subordinated debt	226,118	226,128
Accrued interest payable and other liabilities	101,246	101,024

Total liabilities	7,314,298	7,997,890

Common stock	613	613
Additional paid-in capital	205,836	204,519
Retained earnings	852,598	789,593
Accumulated other comprehensive (loss)	(35,148)	(33,175)
Treasury stock, at cost	(282,839)	(266,612)

Total stockholders' equity	741,060	694,938

Total liabilities and stockholders' equity	$8,055,358	$8,692,828

  While unaudited, the Condensed Consolidated Statements of Condition have been prepared in accordance with U.S. generally accepted accounting principles and, as of June 30, 2006, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent registered public accounting firm, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended June 30, 2007.

First Midwest Bancorp, Inc.			Press Release Dated July 25, 2007

Condensed Consolidated Statements of Income	Quarters Ended		Six Months Ended
Unaudited (1)	June 30,		June 30,

(Amounts in thousands except per share data)	2007	2006	2007	2006

Interest Income
Loans	$92,273	$90,512	$184,352	$164,827
Securities	28,169	32,408	57,469	59,459
Other	229	130	439	289

Total interest income	120,671	123,050	242,260	224,575

Interest Expense
Deposits	41,593	36,546	83,720	65,014
Borrowed funds	14,363	16,842	29,712	30,070
Subordinated debt	3,751	3,704	7,494	6,068

Total interest expense	59,707	57,092	120,926	101,152

Net interest income	60,964	65,958	121,334	123,423
Provision for loan losses	1,761	2,059	4,721	3,649

Net interest income after provision for loan losses	59,203	63,899	116,613	119,774

Noninterest Income
Service charges on deposit accounts	11,483	10,847	21,070	18,471
Trust and investment management fees	3,916	3,695	7,706	6,867
Other service charges, commissions, and fees	6,099	4,837	11,258	9,302
Card-based fees	4,181	3,762	7,892	6,331

Subtotal, fee-based revenues	25,679	23,141	47,926	40,971

Corporate owned life insurance income	1,982	1,940	3,893	3,444
Security gains, net	961	20	4,405	389
Other	2,001	166	3,099	1,835

Total noninterest income	30,623	25,267	59,323	46,639

Noninterest Expense
Salaries and employee benefits	29,008	27,039	56,558	52,671
Net occupancy expense	5,386	5,206	10,888	9,664
Equipment expense	2,590	2,705	5,216	4,836
Technology and related costs	1,849	1,838	3,557	3,282
Other	11,904	15,202	22,673	25,249

Total noninterest expense	50,737	51,990	98,892	95,702

Income before taxes	39,089	37,176	77,044	70,711
Income tax expense	9,778	8,441	18,704	16,208

Net Income	$29,311	$28,735	$58,340	$54,503

Diluted Earnings Per Share	$0.59	$0.57	$1.16	$1.12

Dividends Declared Per Share	$0.295	$0.275	$0.590	$0.550

Weighted Average Diluted Shares Outstanding	49,984	50,244	50,152	48,571

  While unaudited, the Condensed Consolidated Statements of Income have been prepared in accordance with U.S. generally accepted accounting principles and, for the quarter ended June 30, 2006, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent registered public accounting firm, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended June 30, 2007.

First Midwest Bancorp, Inc.		Press Release Dated July 25, 2007

Selected Quarterly Data
Unaudited	Year to Date			Quarters Ended

(Amounts in thousands except per share data)	6/30/07	6/30/06	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06

Net interest income	$121,334	$123,423	$60,964	$60,370	$62,763	$65,673	$65,958
Provision for loan losses	4,721	3,649	1,761	2,960	3,865	2,715	2,059
Noninterest income	59,323	46,639	30,623	28,700	29,653	26,991	25,267
Noninterest expense	98,892	95,702	50,737	48,155	47,795	49,118	51,990
Net income	58,340	54,503	29,311	29,029	31,528	31,215	28,735
Diluted earnings per share	$1.16	$1.12	$0.59	$0.58	$0.63	$0.62	$0.57
Return on average equity	15.48%	17.02%	15.47%	15.48%	16.40%	17.09%	16.50%
Return on average assets	1.43%	1.38%	1.44%	1.42%	1.47%	1.44%	1.33%
Net interest margin	3.57%	3.73%	3.61%	3.53%	3.57%	3.69%	3.70%
Efficiency ratio	52.16%	51.84%	52.13%	52.19%	49.56%	49.06%	52.12%

Period end shares outstanding	49,494	49,925	49,494	49,747	50,025	50,001	49,925
Book value per share	$14.97	$13.92	$14.97	$15.16	$15.01	$14.92	$13.92
Dividends declared per share	$0.590	$0.550	$0.295	$0.295	$0.295	$0.275	$0.275

Asset Quality
Unaudited	Year to Date		Quarters Ended

(Amounts in thousands)	6/30/07	6/30/06	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06

Nonaccrual loans	$14,927	$15,447	$14,927	$17,582	$16,209	$17,459	$15,447
Foreclosed real estate	3,683	4,195	3,683	3,195	2,727	4,088	4,195
Loans past due 90 days and still accruing	19,633	14,185	19,633	15,603	12,810	11,296	14,185

Nonperforming loans to loans	0.30%	0.31%	0.30%	0.35%	0.32%	0.34%	0.31%
Nonperforming assets to loans plus foreclosed real estate	0.38%	0.39%	0.38%	0.42%	0.38%	0.42%	0.39%
Nonperforming assets plus loans past due 90 days to loans plus foreclosed real estate	0.78%	0.67%	0.78%	0.73%	0.63%	0.65%	0.67%
Reserve for loan losses to loans	1.27%	1.24%	1.27%	1.25%	1.25%	1.23%	1.24%
Reserve for loan losses to nonperforming loans	418%	404%	418%	355%	385%	357%	404%

Provision for loan losses	$4,721	$3,649	$1,761	$2,960	$3,865	$2,715	$2,059
Net loan charge-offs	4,700	3,618	1,770	2,930	3,865	2,704	2,053

Net loan charge-offs to average loans	0.19%	0.16%	0.14%	0.24%	0.30%	0.21%	0.16%